SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant |X|
Filed by a Party other than the Registrant |_|

Check the appropriate box:

|_|	Preliminary Proxy Statement
|_|	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
|X|	Definitive Proxy Statement
|_|	Definitive Additional Materials
|_|	Soliciting Material Pursuant to Rule 14a-12

Citrix Systems, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

|X|	No fee required.

|_|	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	1.	Title of each class of securities to which transaction applies:

	2.	Aggregate number of securities to which transaction applies:

	3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	4.	Proposed maximum aggregate value of transaction:

	5.	Total fee paid:

|_|	Fee paid previously with preliminary materials.

|_|	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1.	Amount Previously Paid:

	2.	Form, Schedule or Registration Statement No.:

	3.	Filing Party:

	4.	Date Filed:

April 4, 2003

Dear Stockholder:

     You are cordially invited to attend the annual meeting of stockholders of Citrix Systems, Inc. (the “Company”) to be held at 2:00 p.m., on Thursday, May 15, 2003, at the Westin Fort Lauderdale Hotel, 400 Corporate Drive, Fort Lauderdale, Florida 33334.

     At this Annual Meeting, you will be asked to elect three Class II directors for three-year terms. The Board of Directors unanimously recommends that you vote FOR this proposal. If presented at the Annual Meeting, you will also be asked to vote upon a stockholder proposal. The Board of Directors unanimously recommends that you vote AGAINST this stockholder proposal.

     Details regarding the matters to be acted upon at this meeting appear in the accompanying Proxy Statement. Please give this material your careful attention.

     If you are a stockholder of record, please vote in one of the following three ways whether or not you plan to attend the meeting: (1) by completing, signing and dating the accompanying proxy card and returning it in the enclosed postage-prepaid envelope, (2) by completing your proxy using the toll-free telephone number listed on the proxy card, or (3) by completing your proxy on the Internet at the address listed on the proxy card. It is important that your shares be voted whether or not you attend the meeting in person. If you attend the meeting, you may vote in person even if you have previously returned your proxy card or completed your proxy card by phone or on the Internet. Your prompt cooperation will be greatly appreciated.

Very truly yours, DAVID R. FRIEDMAN Vice President, General Counsel and Secretary

CITRIX SYSTEMS, INC.
851 West Cypress Creek Road
Fort Lauderdale, Florida 33309

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On May 15, 2003

To the Stockholders of Citrix Systems, Inc.:

     The Annual Meeting of Stockholders of Citrix Systems, Inc., a Delaware corporation (the “Company”), will be held on Thursday, May 15, 2003, at 2:00 p.m., local time, at the Westin Fort Lauderdale Hotel, 400 Corporate Drive, Fort Lauderdale, Florida 33334, for the following purposes:

1.	To elect three (3) Class II members to the Board of Directors as directors, each to serve for a three-year term and until his successor has been duly elected and qualified or until his earlier resignation or removal;

2.	To consider and vote upon, if properly presented at the meeting, a stockholder proposal; and

3.	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

     Only stockholders of record at the close of business on March 17, 2003 are entitled to notice of and to vote at the meeting and at any adjournment or postponement thereof.

     All stockholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to vote in one of the following three ways whether or not you plan to attend the meeting: (1) by completing, signing and dating the accompanying proxy card and returning it in the postage-prepaid envelope enclosed for that purpose, (2) by completing your proxy using the toll-free number listed on the proxy card, or (3) by completing your proxy on the Internet at the address listed on the proxy card. If you attend the meeting, you may vote in person even if you have previously returned your proxy card or completed your proxy card by telephone or on the Internet.

By Order of the Board of Directors, DAVID R. FRIEDMAN Vice President, General Counsel and Secretary

Fort Lauderdale, Florida
April 4, 2003

     WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE, COMPLETE YOUR PROXY USING THE TOLL-FREE TELEPHONE NUMBER LISTED IN THE ENCLOSED PROXY CARD OR COMPLETE YOUR PROXY ON THE INTERNET AT THE ADDRESS LISTED ON THE PROXY CARD IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF THE PROXY CARD IS MAILED IN THE UNITED STATES.

CITRIX SYSTEMS, INC.
851 West Cypress Creek Road
Fort Lauderdale, Florida 33309

PROXY STATEMENT
For the Annual Meeting of Stockholders
To Be Held on May 15, 2003

April 4, 2003

     Proxies in the form enclosed with this proxy statement are solicited by the Board of Directors of Citrix Systems, Inc., a Delaware corporation (the “Company”), for use at the Annual Meeting of Stockholders to be held on Thursday, May 15, 2003, at 2:00 p.m., local time, at the Westin Fort Lauderdale Hotel, 400 Corporate Drive, Fort Lauderdale, Florida 33334, or at any adjournments or postponements thereof (the “Meeting”). An Annual Report to Stockholders, containing financial statements for the fiscal year ended December 31, 2002, is being mailed together with this proxy statement to all stockholders entitled to vote at the Meeting. This proxy statement and the form of proxy were first mailed to stockholders on or about April 4, 2003.

     The purpose of the Meeting is to elect three Class II directors to the Company’s Board of Directors. Only stockholders of record at the close of business on March 17, 2003 (the “Record Date”) will be entitled to receive notice of and to vote at the Meeting. As of that date, 165,012,692 shares of common stock, $.001 par value per share, of the Company (the “Common Stock”) were issued and outstanding. The holders of Common Stock are entitled to one vote per share on any proposal presented at the Meeting. You may vote in one of the following three ways whether or not you plan to attend the meeting: (1) by completing, signing and dating the accompanying proxy card and returning it in the postage-prepaid envelope enclosed for that purpose, (2) by completing your proxy using the toll-free telephone number listed on the proxy card, or (3) by completing your proxy on the Internet at the address listed on the proxy card. If you attend the meeting, you may vote in person even if you have previously returned your proxy card or voted by phone or on the Internet. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (1) filing with the Secretary of the Company, before the taking of the vote at the Meeting, a written notice of revocation bearing a later date than the proxy, (2) duly completing a later-dated proxy relating to the same shares and delivering it to the Secretary of the Company before the taking of the vote at the Meeting or (3) attending the Meeting and voting in person (although attendance at the Meeting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation or subsequent proxy should be sent so as to be delivered to Citrix Systems, Inc., 851 West Cypress Creek Road, Fort Lauderdale, Florida 33309, Attention: Secretary, at or before the taking of the vote at the Meeting.

     The representation in person or by proxy of at least a majority of the outstanding Common Stock entitled to vote at the Meeting is necessary to constitute a quorum for the transaction of business. Votes withheld from any nominee, abstentions and broker “non-votes” are counted as present or represented for purposes of determining the presence or absence of a quorum for the Meeting. A “non-vote” occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because, with respect to such other proposal, the nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

     In the election of Class II directors, the nominees receiving the highest number of affirmative votes of the shares present or represented and entitled to vote at the Meeting shall be elected as directors. On all other matters being submitted to stockholders, an affirmative vote of a majority of the shares present, in person or represented by proxy, and voting on each such matter is required for approval. An automated system administered by the Company’s transfer agent tabulates the votes. The vote on each matter submitted to stockholders is tabulated separately. Abstentions are included in the number of shares present or represented and voting on each matter. Broker “non-votes” are not considered voted for the particular matter and have the effect of reducing the number of affirmative votes required to achieve a majority for such matter by reducing the total number of shares from which the majority is calculated.

     The persons named as attorneys-in-fact in the proxies, Mark B. Templeton and David Urbani, were selected by the Board of Directors and are officers of the Company. All properly executed proxies returned in time to be counted at the Meeting will be voted by such persons at the Meeting. Where a choice has been specified on the proxy with respect to the foregoing matters, the shares represented by the proxy will be voted in accordance with the specifications. If no such specifications are indicated, such proxies will be voted FOR the nominees to the Board of Directors and AGAINST the stockholder proposal.

     Aside from the election of directors and the stockholder proposal, the Board of Directors knows of no other matters to be presented at the Meeting. If any other matter should be presented at the Meeting upon which a vote properly may be taken, shares represented by all proxies received by the Board of Directors will be voted with respect thereto in accordance with the judgment of the persons named as attorneys-in-fact in the proxies.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding beneficial ownership of the Company’s Common Stock as of the Record Date: (i) by each person who is known by the Company to beneficially own more than 5% of the outstanding shares of Common Stock; (ii) by each director or nominee of the Company; (iii) by each present or former executive officer of the Company named in the Summary Compensation Table set forth below under “Compensation and Other Information Concerning Directors and Officers,” and (iv) by all directors, executive officers and nominees of the Company as a group.

Name of Beneficial Owner	Shares Beneficially Owned(1)	Percentage of Shares Beneficially Owned(2)

FMR Corp.(3)	17,419,443	10.56%
82 Devonshire Street
Boston, MA 02109
Vanguard PRIMECAP Fund(4)	9,850,000	5.97%
100 Vanguard Blvd.
Malvern, PA 19355
Mark B. Templeton(5)	1,984,759	1.20%
Kevin R. Compton(6)	539,595	*
Stephen M. Dow(7)	480,325	*
David Urbani (8)	371,743	*
Tyrone F. Pike(9)	347,071	*
John C. Burris(10)	339,032	*
Robert G. Kruger(11)	154,247	*
John W. White(12)	130,723	*
Stefan Sjostrom(13)	124,199	*
Thomas F. Bogan	5,000	*
Gary E. Morin	1,000	*
All executive officers, directors and nominees as a group (14)
(15 persons)	4,897,741	2.97%

*	Represents less than 1% of the outstanding Common Stock
(1)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the “SEC”), and includes voting and investment power with respect to shares. Unless otherwise indicated below, to the knowledge of the Company, all persons listed below have sole voting and investment power with respect to their shares of Common Stock, except to the extent authority is shared by spouses under applicable law. Pursuant to the rules of the SEC, the number of shares of Common Stock deemed outstanding includes shares issuable pursuant to options held by the respective person or group, which may be exercised within 60 days of the Record Date (“presently exercisable stock options”).
within 60 days of the Record Date (“presently exercisable stock options”).
(2)	Applicable percentage of ownership as of the Record Date is based upon 165,012,692 shares of Common Stock outstanding.
(3)	With respect to information relating to FMR Corp., the Company has relied on information supplied by such entity on a Form 13G filed with the SEC on March 10, 2003. Includes 14,840,992 shares beneficially owned by Fidelity Management & Research Company, 924,183 shares beneficially owned by Fidelity Management Trust Company, 45,858 shares beneficially owned by Geode Capital Management, LLC, and 1,608,410 shares beneficially owned by Fidelity International Limited.
(4)	With respect to information relating to Vanguard PRIMECAP Fund, the Company has relied on information supplied by such entity on a Form 13G filed with the SEC on February 14, 2003.
(5)	Includes 1,849,791 shares of Common Stock issuable pursuant to presently exercisable stock options.
(6)	Includes 413,173 shares of Common Stock issuable pursuant to presently exercisable stock options.
(7)	Includes 239,309 shares of Common Stock issuable pursuant to presently exercisable stock options.
(8)	Includes 364,885 shares of Common Stock issuable pursuant to presently exercisable stock options and 2,109 shares currently convertible from 150 units of convertible debt.
(9)	Includes 233,173 shares of Common Stock issuable pursuant to presently exercisable stock options, and 2,400 shares held in trust for the benefit of Mr. Pike’s children.
(10)	Consists of 339,032 shares of Common Stock issuable pursuant to presently exercisable stock options.
(11)	Includes 152,916 shares of Common Stock issuable pursuant to presently exercisable stock options.
(12)	Consists of 130,723 shares of Common Stock issuable pursuant to presently exercisable stock options.
(13)	Consists of 124,199 shares of Common Stock issuable pursuant to presently exercisable stock options.
(14)	Includes 4,267,248 shares of Common Stock issuable pursuant to presently exercisable stock options and 2,109 shares currently convertible from 150 units of convertible debt.

     PROPOSAL 1
ELECTION OF DIRECTORS

Nominees

     The Company’s Board of Directors currently consists of seven members. The Company’s By-laws divide the Board of Directors into three classes. The members of each class of directors serve for staggered three-year terms. The Board of Directors has nominated and recommended that Messrs. John W. White, Gary E. Morin and Thomas F. Bogan be elected to the Board of Directors as Class II directors, each to hold office until the Annual Meeting of Stockholders to be held in the year 2006 and until his successor has been duly elected and qualified or until his earlier resignation or removal. Mr. Morin is currently a Class I director. Mr. Morin is, however, being nominated for election as a Class II director. The Board of Directors has accepted Mr. Morin’s resignation as a Class I director effective immediately upon the conclusion of the Meeting and the proper election of Mr. Morin as a Class II director. Messrs. White and Bogan are currently Class II directors whose terms expire at this Meeting and are each a nominee for re-election as a director of the Company. The Board of Directors is also composed of (i) one Class I director (Tyrone F. Pike), whose term expires upon the election and qualification of directors at the Annual Meeting of Stockholders to be held in 2005, and (ii) three Class III directors (Messrs. Templeton, Compton, and Dow), whose terms expire upon the election and qualification of directors at the Annual Meeting of Stockholders to be held in 2004. Mr. Dow serves as the Chairman of the Board of Directors. Pursuant to the Company’s By-laws, no one class of the Board of Directors shall have more than one director more than any other class. Assuming that Mr. White is elected as a Class II director at the Meeting, Mr. White has agreed to resign as a Class II director effective immediately upon the conclusion of the Meeting and be immediately appointed as a Class I director by the Board of Directors.

     The Board of Directors knows of no reason why any of the nominees would be unable or unwilling to serve, but if any nominee should for any reason be unable or unwilling to serve, the proxies will be voted for the election of such other person for the office of director as the Board of Directors may recommend in the place of such nominee. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the nominees named below.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE “FOR” THE NOMINEES LISTED BELOW.

     The following table sets forth the nominees to be elected at the Meeting and continuing directors and, for each director whose term of office will extend beyond the Meeting, the year such nominee or director was first elected a director, the positions currently held by the nominees and each director with the Company, the year each nominee’s or director’s current term will expire and the current class of director of each nominee and each director:

Nominee’s or Director’s Name and Year First Became a Director	Position(s) with the Company	Year Current Term Will Expire	Current Class of Director

Nominees for Class II Directors:
Thomas F. Bogan	Director	2003	II
2003
Gary E. Morin	Director	2005	I
2003
John W. White	Director	2003	II
1998
Continuing Directors:
Tyrone F. Pike	Director	2005	I
1993
Mark B. Templeton	President, Chief Executive	2004	III
1998	Officer and Director
Kevin R. Compton	Director	2004	III
1991
Stephen M. Dow	Director and Chairman	2004	III
1989

OCCUPATIONS OF DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth the director nominees to be elected at the Meeting, the directors and the executive officers of the Company, their ages, and the positions currently held by each such person with the Company immediately prior to the Meeting.

Name	Age	Position

Mark B. Templeton	50	President, Chief Executive Officer and Director
John C. Burris	48	Senior Vice President, Worldwide Sales and
		Customer Services
David R. Friedman	41	Vice President, General Counsel, and Secretary
Kate Hutchison	41	Senior Vice President, Marketing
Robert G. Kruger	49	Chief Technology Officer and Senior Vice President,
		Product Development
Jeanne Moreno	48	Senior Vice President, Corporate Services and Chief
		Information Officer
Charles Alan Pettit	48	Vice President, APAC
Stefan Sjostrom	48	Vice President, EMEA
David Urbani	57	Acting Chief Financial Officer, Vice President, Finance
		and Corporate Controller
Thomas F. Bogan (1)(4)	51	Director
Kevin R. Compton(1)(4)	44	Director
Stephen M. Dow(2)(3)(4)(5)	47	Director
Gary E. Morin(2)(3)(4)	54	Director
Tyrone F. Pike(2)(3)(4)	48	Director
John W. White(1)(4)	64	Director

(1)	Member of Compensation Committee
(2)	Member of Audit Committee
(3)	Member of the Finance Committee
(4)	Member of the Nominating and Corporate Governance Committee
(5)	Chairman of the Board of Directors

     Mark B. Templeton has served as President and Chief Executive Officer of the Company from January 1999 to June 2000 and from June 2001 to the present, as President and Senior Executive Officer from July 2000 to May 2001, and as President since January 1998. He was elected to the Board of Directors in May 1998 and in May 2001. Prior to January 1998, he served as Vice President, Marketing since joining the Company in June 1995.

     John C. Burris joined the Company in July 1999 as Senior Vice President, Worldwide Customer Services. In January 2001, Mr. Burris was appointed Senior Vice President, Worldwide Sales and Customer Services. Prior to joining the Company, Mr. Burris was employed by Lucent Technologies from 1994 to 1999 as Vice President and General Manager of the Gulf States region.

     David R. Friedman joined the Company in October 2002 as Vice President, General Counsel and Secretary. Prior to joining the Company, Mr. Friedman served as Associate Corporate Counsel from 1996 to 1998, Vice President, General Counsel and Clerk from 1998 to 1999, and Senior Vice President, General Counsel and Clerk from 1999 to 2002 at Parametric Technology Corporation, a software company.

     Kate Hutchison joined the Company in December 2002. Prior to joining the company, Ms. Hutchison served as Senior Vice President, Marketing for BEA Systems, Inc., a software company, from April 1999 to June 2002. Prior to that, Ms. Hutchison worked for Live Picture from March 1997 to January 1999. Live Picture was acquired by MGI Software Corporation, a Canadian corporation, which was subsequently purchased by Roxio, Inc.

     Robert G. Kruger joined the Company in April 2001 as Chief Technology Officer. In June 2001, Mr. Kruger was also promoted to Senior Vice President, Product Development. Prior to joining the Company, Mr. Kruger was Vice President, Windows NT and eBusiness Solutions from 1998 to 2000, Vice President and General Manager, PATROL Business Unit in 2000, and Vice President and General Manager, eForce Business Unit from 2000 to 2001 at BMC Software Inc., a software company. From 1987 to 1998, Mr. Kruger held several positions with Microsoft Company, the most recent being General Manager, Systems Management Products from 1995 to 1998.

     Jeanne Moreno joined the Company in July 2000 as Vice President and Chief Information Officer. In April 2002, Ms. Moreno was also promoted to Senior Vice President, Corporate Services. Prior to joining the Company, Ms. Moreno served as Chief Information Officer for the software company BMC Software, Inc. from August 1994 to July 2000.

     Charles Alan Pettit joined the Company in November 1999 as Vice President, Pacific. Prior to joining the Company, Mr. Pettit served as Vice President of Worldwide Sales for Digital Island, an Internet Service Provider, from March 1997 to May 1998. From 1988 to 1997, Mr. Pettit held various management positions at Apple Computer, the last being Director of Business Development for Apple-Pacific.

     Stefan Sjostrom joined the Company in March 2001 as Vice President, EMEA. Prior to joining the Company, Mr. Sjostrom served as Managing Director and Vice President of BSDi EMEA Ltd., a software company, from April 2000 to February 2001. From November 1998 to April 2000, Mr. Sjostrom was Managing Partner of CMHS Management Consulting, a consulting firm. From September 1997 until November 1998, Mr. Sjostrom was a Management Consultant for Total Recall (UK) Ltd., a consulting service provider.

     David Urbani joined the Company in March 2000 as Vice President, Controller. From June 2000 to October 2001, Mr. Urbani also served as Treasurer of the Company. Since December 2001, Mr. Urbani has served as Vice President, Finance. In May 2002, Mr. Urbani was also appointed to serve as Acting Chief Financial Officer. Prior to joining the Company, Mr. Urbani served as Vice President and Treasurer for Maytag Corporation, a diversified manufacturer, from 1995 to 2000.

     Thomas F. Bogan has served as a director the Company since January 2003. Since 1997, Mr. Bogan has served in a variety of positions with Rational Software Corporation, a software company, including President since 2000, Chief Operating Officer since 1999, Senior Vice President from 1999 to 2000, and Vice President and General Manager from 1997 to 1999.

     Kevin R. Compton has served as a director of the Company since 1993. Since 1990, Mr. Compton has served as a general partner of Kleiner Perkins Caufield & Byers, a venture capital investment firm. Mr. Compton serves on the Board of Directors of VeriSign, a publicly traded company.

     Stephen M. Dow has served as a director of the Company since 1989 and as Chairman since May 2002. Since 1983, Mr. Dow has served as a general partner of Sevin Rosen Funds, a venture capital investment firm.

     Gary E. Morin has served as a director of the Company since January 2003. Since 2000, Mr. Morin has served as Executive Vice President and Chief Financial Officer of Lexmark International, Inc., a laser and inkjet printer and supplies company. From 1996 to 2000, Mr. Morin served as Vice President and Chief Financial Officer of Lexmark.

     Tyrone F. Pike has served as a director of the Company since 1993. Since July 2001, Mr. Pike has served as President and Chief Executive Officer of Bravara Communication, Inc. From August 2000 to July 2001, Mr. Pike served as Vice President of Special Projects for InterNAP Network Services Corporate, a data network carrier that provides Quality of Service connectivity to the Internet. In July 2000 InterNAP acquired VPNX.com, a virtual private network services company, founded by Mr. Pike in August 1996 and where he served as President and Chief Executive Officer until its acquisition by InterNAP.

     John W. White has served as a director of the Company since July 1998. >From February 1994 to October 1998, Mr. White served as Vice President and Chief Information Officer at Compaq Computer Corporation, a computer company and supplier of computer systems. Prior to joining Compaq, Mr. White spent more than 28 years at Texas Instruments, a diversified electronics company, most recently as President of the Information Technology Group. Mr. White serves on the Board of Directors of Metasolv Software and MigraTec, Inc., both of which are publicly traded companies.

     Executive officers of the Company are elected by the Board of Directors on an annual basis and serve until their successors have been duly elected and qualified.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

     The Board of Directors met fifteen times during the fiscal year ended December 31, 2002 and took action by unanimous written consent five times during the fiscal year ended December 31, 2002. Each of the directors attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meeting of all committees of the Board of Directors on which they served during fiscal 2002. The Board of Directors has standing Audit, Compensation, Finance, and Nominating and Corporate Governance Committees. Each committee has a charter that has been approved by the Board of Directors. Each committee reviews the appropriateness of its charter at least annually.

     The Audit Committee of the Board of Directors, of which Messrs. Morin, Pike and Dow are currently members, reviews with the independent accountants and management the annual financial statements and independent accountants’ opinion, reviews the results of the audit of the Company’s financial statements by the independent accountants, reviews the Company’s quarterly interim financial statements, is directly responsible for the selection, compensation and oversight of the independent accountants and recommends the retention of the independent accountants to the Board of Directors, considers in advance whether or not to approve any non-audit services to be performed by the independent accountants, regularly reviews the Company’s internal financial and accounting controls, management’s reports concerning such controls and the Company’s critical accounting policies and the accounting estimates resulting from the application of such policies, establishes procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal controls, or auditing matters and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters, investigates allegations that any officer or director of the Company, or any other person acting under the direction of any such person, took any action to fraudulently influence, coerce, manipulate, or mislead the independent accountants, and takes other actions consistent with the Audit Committee charter. The Audit Committee met twelve times and did not take action by unanimous written consent during the fiscal year ended December 31, 2002. Mr. Morin serves as Chairman of the Audit Committee and qualifies as an “audit committee financial expert” under the rules of the SEC. The Board of Directors has determined that Mr. Morin is independent of management as independence is defined under the rules of the SEC.

     The Compensation Committee, of which Messrs. Bogan, Compton and White are currently members, is responsible for administering the Company’s stock ownership plans and for reviewing and approving compensation matters concerning the executive officers and employees of the Company. The Compensation Committee met one time and took action by unanimous written consent 34 times during the fiscal year ended December 31, 2002. Mr. Compton serves as Chairman of the Compensation Committee.

     The Finance Committee of the Board of Directors, of which Messrs. Morin, Pike and Dow are currently members, is responsible for overseeing management’s financial policies and business practices, advising the Board of Directors, and in certain instances, acting on behalf of the Board of Directors on matters relating to the Company’s investment policies and financing activities. The Finance Committee met five times and did not take action by unanimous written consent during the fiscal year ended December 31, 2002. Mr. Morin serves as Chairman of the Finance Committee.

     Effective July 2002, the Board of Directors voted to reconstitute the Nominating Committee as the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee of the Board of Directors of which the Company’s outside directors, Messrs. Compton, Dow, Pike, Morin, Bogan and White are currently members, is responsible for matters of corporate governance and all matters relating to the recruitment and nomination of candidates for vacancy and election as directors at the Company’s Annual Meeting of Stockholders, including: reviewing and making recommendations to the Board of Directors regarding the Board of Directors’ composition and structure, evaluating corporate policies relating to the recruitment of directors, developing, reviewing and making recommendations to the Board of Directors regarding corporate governance processes and principles and overseeing the evaluation of the Board of Directors and management establishing, implementing and monitoring policies and processes regarding principles of corporate governance in order to ensure the Board of Directors’ compliance with its fiduciary duties to the Company and its stockholders, and all other related matters. Mr. Dow serves as Chairman of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee met two times and did not take action by unanimous written consent during the fiscal year ended December 31, 2002. The Nominating and Corporate Governance Committee may, in its discretion, consider nominees recommended by stockholders.

     For more corporate governance information, you are invited to access the new Governance section of our website available at http://www.citrix.com/site/aboutCitrix/governance/.

Report of Audit Committee of the Board of Directors

     This report is submitted by the Audit Committee of the Board of Directors. The Audit Committee of the Board of Directors is currently comprised of Messrs. Morin, Pike and Dow. Each is a non-employee director of the Company and, aside from being a director of the Company, each is otherwise independent of the Company (as independence is defined in the listing standards of the Nasdaq National Market). Mr. Morin qualifies as an “audit committee financial expert” under the rules of the SEC. The Board of Directors has determined that Mr. Morin is independent of management as independence is defined under the rules of the SEC. The Audit Committee operates under a written charter adopted by the Board of Directors, a current copy of which is attached to this Proxy Statement as Annex A. In January 2002, September 2002, and February 2003, the Audit Committee met and reviewed the adequacy of its charter. During the fiscal year 2002, the Company’s independent certified public accountants were Ernst & Young LLP (“Ernst & Young”). Ernst & Young also performed audit-related services, non audit-related services, including internal audit outsourcing, and tax services for the Company during 2002.

     The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls and the certification of the integrity and reliability of the Company’s internal controls procedures, as required under the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited consolidated financial statements in the Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant estimates and judgments, critical accounting policies and accounting estimates resulting from the application of these policies and the clarity of disclosures in the financial statements. In addition, the Audit Committee discussed the rules under the Sarbanes-Oxley Act that pertain to the Audit Committee and the roles and responsibilities of Audit Committee members.

     The Audit Committee reviewed with Ernst & Young, who are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally acceptable in the United States, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under auditing standards generally accepted in the United States. In addition, the Audit Committee has reviewed permitted services under SEC rules as currently in effect and discussed with the independent auditors from Ernst & Young their independence from management and the Company, including the matters in the written disclosures required by the Independence Standards Board, and considered the compatibility of non audit services with the auditors’ independence.

     The Audit Committee discussed with Ernst & Young the overall scope and plans for their annual audit and their internal audit activities for 2002. In order to comply with the SEC’s new independence standards, Ernst & Young ceased providing internal audit services as of the end of fiscal year 2002. The Company worked with Ernst & Young to transition the internal audit function to PriceWaterhouseCoopers LLP (“PWC”) and management discussed with the Audit Committee PWC’s plans for their internal audit activities for 2003. The Audit Committee meets separately with Ernst & Young’s accountants in their capacity as the Company’s independent auditors and, during the period in which internal audit outsourcing services were provided, met with Ernst & Young’s accountants who performed the internal audit outsourcing services for the Company, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. Similarly, the Audit Committee plans to meet separately with PWC, with and without management present, in PWC’s capacity as the internal audit outsourcing provider. The Audit Committee held twelve meetings during fiscal year 2002.

     The Audit Committee has reviewed the audited consolidated financial statements of the Company at December 31, 2002 and for each of the two prior years ended December 31, and has discussed them with both management and the Company’s independent auditors from Ernst & Young. In connection with the Company’s Form 10-K for the year ended December 31, 2002, the Audit Committee discussed the results of the Company’s certification process relating to the certification of financial statements under Sections 302 and 906 of the Sarbanes-Oxley Act. The Audit Committee has also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees), as currently in effect. The Audit Committee has received the written disclosures and the letter from the independent auditors required by Independent Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as currently in effect, and has discussed with Ernst & Young the firm’s independence. Based on its review of the financial statements and these discussions, the Audit Committee concluded that it would be reasonable to recommend, and on that basis did recommend, to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002.

     The Audit Committee also reviewed the Company’s quarterly financial statements during 2002, and discussed them with both the management of the Company and the Company’s independent auditors prior to including such interim financial statements in the Company’s quarterly reports on Form 10-Q. In connection with the Company’s quarterly reports on Form 10-Q for its second and third fiscal quarters, the Audit Committee discussed the results of the Company’s certification process relating to the certification of financial statements under Sections 302 and 906 of the Sarbanes-Oxley Act.

     The Audit Committee has also evaluated the performance of Ernst & Young, including, among other things, the amount of fees paid to Ernst & Young for audit and non-audit services in 2002. Information about Ernst & Young’s fees for 2002 is discussed below in this proxy statement under “Independent Auditors”. Based on its evaluation, the Audit Committee has recommended that the Company retain Ernst & Young to serve as the Company’s auditors for the fiscal year ending December 31, 2003.

Respectfully submitted by the Audit Committee Stephen M. Dow Gary E. Morin Tyrone F. Pike

     For more information about our Audit Committee and its charter, you are invited to access the new Governance section of the Company’s website available at http://www.citrix.com/site/aboutCitrix/governance/.

COMPENSATION AND OTHER INFORMATION
CONCERNING DIRECTORS AND OFFICERS

Executive Compensation Summary

     The following table sets forth summary information concerning the compensation paid or earned for services rendered to the Company in all capacities during the fiscal years ended December 31, 2002, 2001 and 2000 to (i) the Company’s Chief Executive Officer during 2002, (ii) each of the other four most highly compensated executive officers of the Company who received total annual salary and bonus in excess of $100,000 in fiscal 2002 and (iii) up to two additional individuals, if any, for whom disclosures would have been provided by this item but for the fact that the individual was not serving as an executive officer of the Company at the end of fiscal 2002.

SUMMARY COMPENSATION TABLE

					Long Term Compensation Awards(2)
		Annual Compensation
					Securities Underlying Options(#)
Name and Principal Position	Year	Salary($)	Bonus($)(1)	Other Annual Compensation($)		All Other Compensation($)

Mark B. Templeton	2002	412,333	245,864	—	137,500	4,870(6), 5,501(7)
President, Chief Executive	2001	399,000	308,168	—	115,000	300(5), 4,101(6), 5,250(7)
Officer, and Director	2000	371,000	202,566	—	50,000	5,250(7)
John C. Burris	2002	285,333	200,660	—	108,750	3,932(6), 4,148(7)
Senior Vice President,	2001	275,000	215,332	—	50,000	300(5), 1,084(6), 3,986(7)
Worldwide Sales and	2000	241,008	171,400	—	42,000	3,990(7)
Customer Services
Robert G. Kruger	2002	307,333	159,620	—	111,667	5,355(3)
Senior Vice President,	2001	200,080	138,068	—	265,000	57,302(3), 25,000(4), 702,271(9)
Product Development,	2000	—	—	—	—	—
Chief Technology Officer
Stefan Sjostrom	2002	257,216	157,381	—	82,250	19,662(8)
Vice President, EMEA	2001	171,428	108,883	—	213,000	20,746(4), 11,855(3), 13,551(8)
	2000	—	—	—	—	—
David D. Urbani	2002	311,667	119,838	—	224,250	5,500(7)
Acting Chief Financial	2001	237,000	86,155	—	22,000	58,825(3), 3,903(7), 300(5)
Officer, Vice President,	2000	182,628	72,188	—	453,000	121,778(3)
Finance and Corporate
Controller

(1)	Bonuses are reported in the year earned, even if actually paid in a subsequent year.
(2)	The Company did not grant any restricted stock awards or stock appreciation rights or make any long-term incentive plan payouts during the fiscal years ended December 31, 2002, 2001 and 2000. On February 20, 1998, the Corporation effected a 3-for-2 stock split in the form of a 50% stock dividend to the stockholders of record of the Corporation’s Common Stock on February 12, 1998. On March 25, 1999, the Corporation effected a 2-for-1 stock split in the form of a 100% stock dividend to the stockholders of record of the Corporation’s Common Stock on March 17, 1999. On February 16, 2000,the Corporation effected a 2-for-1 stock split in the form of a 100% stock dividend to the stockholders of record of the Corporation’s Common Stock on January 31, 2000. All share numbers in this table and elsewhere in this proxy statement reflect such stock splits.

(3)	Consists of relocation expenses.
(4)	Consists of sign-on bonuses.
(5)	Consists of health care adjustment.

(6)	Consists of spousal travel reimbursement
(7)	Consists of employer match for 401(k) plan.
(8)	Consists of housing allowance.
(9)	Consists of premium and related taxes paid to Mr. Kruger on the sale of his residence in connection with his relocation.

Option Grants in Last Fiscal Year

     The following table sets forth each grant of stock options made during the year ended December 31, 2002 pursuant to the Company’s 1995 Stock Plan and Amended and Restated 2000 Director and Officer Stock Option and Incentive Plan to each of the executive officers named in the Summary Compensation Table (the “Named Executive Officers”). The Company did not grant any stock appreciation rights to the Named Executive Officers during the fiscal year ended December 31, 2002.

	Individual Grants(1)				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(3)

Name	Number of Securities Underlying Options Granted(#)	% of Total Options Granted to Employees in Fiscal Year	Exercise Price(2) ($/Share)	Expiration Date

					5%($)	10%($)

Mark B. Templeton	37,500	0.41	15.25	2/29/12	359,649	911,421
	25,000	0.27	16.78	2/29/12	201,641	569,489
	75,000	0.82	5.60	7/31/12	264,136	669,372
John C Burris	22,500	0.25	15.25	2/29/12	215,789	546,853
	33,750	0.37	16.78	2/29/12	272,215	768,811
	52,500	0.57	5.60	7/31/12	184,895	468,560
Robert G. Kruger	25,000	0.27	15.25	2/29/12	239,766	607,614
	37,500	0.41	16.78	2/29/12	302,462	854,234
	49,167	0.54	5.60	7/31/12	173,157	438,813
Stefan Sjostrom	17,500	0.19	15.25	2/29/12	167,836	425,330
	26,250	0.29	16.78	2/29/12	211,723	597,964
	38,500	0.42	5.60	7/31/12	135,590	343,611
David D. Urbani	16,500	0.18	15.25	2/29/12	158,246	401,025
	24,750	0.27	16.78	2/29/12	199,625	563,794
	150,000	1.64	10.67	5/30/12	1,006,546	2,550,785
	33,000	0.36	5.60	7/31/12	116,220	294,524

(1)	The options typically vest over four years at a rate of 25% of the shares underlying the option one year from the date of the grant and at a rate of 2.08% monthly thereafter.
(2)	The exercise price per share of each option was determined by the Compensation Committee to be equal to or greater than the fair market value per share of Common Stock on the date of grant. The fair market value per share of Common Stock as of the Record Date was $13.07.

(3)	Amounts reported in these columns represent amounts that may be realized upon exercise of the options immediately prior to the expiration of their term assuming the specified compounded rates of appreciation of the Company’s Common Stock over the term of the options. These numbers are calculated based on rules promulgated by the SEC and do not reflect the Company’s estimate of future stock price growth.Actual gains, if any, on stock option exercises and Common Stock holdings are dependent on the timing of such exercises and the future performance of the Company’s Common Stock. There can be no assurance that the rates of appreciation assumed in this table can be achieved or that the amounts reflected will be received by the individuals.

Aggregate Option Exercises and Year-End Values

     The following table sets forth, for each of the Named Executive Officers, information with respect to the exercise of stock options during the year ended December 31, 2002 and the year-end value of unexercised options.

Name	Shares Acquired on Exercise(#)	Value Realized($)(1)	Numbers of Securities Underlying Unexercised Options at December 31, 2002 Exercisable/Unexercisable	Value of Unexercised In-the-Money Options at December 31, 2002 Exercisable/Unexercisable($)(2)

Mark B. Templeton	—	—	1,739,374/313,126	0/504,000
John C. Burris	—	—	267,042/233,708	0/352,800
Robert G. Kruger	—	—	107,083/269,584	0/330,402
Stefan Sjostrom	—	—	89,250/206,000	0/258,720
David D. Urbani	—	—	304,206/380,044	0/469,260

(1)	Amounts disclosed in this column were calculated based on the difference between the fair market value of the Company’s Common Stock on the date of exercise and the exercise price of the options in accordance with regulations promulgated under the Securities Exchange Act of 1934, as amended (the“Exchange Act”), and do not reflect amounts actually received by the named officers.

(2)	Value is based on the difference between the option exercise price and the fair market value at December 31, 2002, the fiscal year-end ($12.32 per share), multiplied by the number of shares underlying the option.

Securities Authorized for Issuance Under Equity Compensation Plans

     The following table provides information as of December 31, 2002 about the securities authorized for issuance to the Company’s employees and directors under the Company’s equity compensation plans, consisting of the Company’s 1989 Stock Option Plan, the Amended and Restated 1995 Stock Plan (“1995 Stock Plan”), the Second Amended and Restated 1995 Employee Stock Purchase Plan (“1995 Purchase Plan”), the 1995 Non-Employee Director Option Plan (“Director Option Plan”) and the Second Amended and Restated 2000 Director and Officer Stock Option and Incentive Plan (“2000 Plan”).

Equity Compensation Plan Information

Plan Category	(A) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(B) Weighted-average exercise price of outstanding options, warrants and rights	(C) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (A))

Equity compensation plans
approved by security holders	41,220,517	24.51	30,001,124
Equity compensation plans not
approved by security holders	None	None	None
Total	41,220,517	24.51	30,001,124

Stock Plans

     The Company currently has four employee stock option and ownership plans: the 1989 Stock Option Plan, the 1995 Stock Plan, the 1995 Purchase Plan, and the 2000 Plan. Each of the foregoing plans is administered by the Compensation Committee of the Board of Directors. The 1989 Stock Option Plan has expired and no further options may be granted pursuant to such plan. As of the Record Date, no options to purchase shares of Common Stock were issued and outstanding under the 1989 Stock Option Plan as all options were exercised as of January 2003.

     The Company’s 1995 Plan was originally adopted by the Board on September 28, 1995 and approved by the Company’s stockholders in October 1995. Under the terms of the 1995 Plan the Company is authorized to grant incentive stock options (“ISOs”) and nonqualified stock options (“NSOs”), make stock awards and provide the opportunity to purchase stock to employees, directors and officers and consultants of the Company. The 1995 Plan, as amended, provides for the issuance of a maximum of 69,945,623 (as adjusted for stock splits) shares of Common Stock, plus, effective January 1, 2001 and each year thereafter, a number of shares of Common Stock equal to 5% of the total number of shares of Common Stock issued and outstanding as of December 31 of the preceding year. Under the 1995 Plan, a maximum of 60,000,000 ISOs may be granted and ISOs must be granted at exercise prices no less than market value at the date of grant, except for ISOs granted to employees who own more than 10% of the Company’s combined voting power, for which the exercise prices will be no less than 110% of the market value at the date of grant. NSOs, stock awards or stock purchases may be granted or authorized, as applicable, at prices no less than the minimum legal consideration required. Under the 1995 Plan, as amended, ISOs must be granted at exercise prices no less than market value at the date of grant, provided however, that if an NSO is expressly granted in lieu of a reasonable amount of salary or cash bonus, the exercise price may be equal to or greater than 85% of the fair market value at the date of such grant. ISOs and NSOs expire ten years from the date of grant. All options are exercisable upon vesting. The options typically vest over four years at a rate of 25% of the shares underlying the option one year from the date of grant and at a rate of 2.08% monthly thereafter. As of the Record Date, options to purchase an aggregate of 37,089,820 shares of Common Stock were issued and outstanding under the 1995 Stock Plan, of which options for approximately 22,402,669 shares were then exercisable.

     The 1995 Purchase Plan was originally adopted by the Board of Directors on September 28, 1995 and approved by the Company’s stockholders in October 1995. The 1995 Purchase Plan provides for the issuance of a maximum of 9,000,000 shares of Common Stock upon the exercise of nontransferable options granted to participating employees. All U.S.-based employees of the Company, whose customary employment is 20 hours or more per week and more than five months in any calendar year, and employees of certain international subsidiaries, are eligible to participate in the 1995 Purchase Plan. Employees who would immediately after the grant own 5% or more of the Company’s Common Stock, and directors who are not employees of the Company, may not participate in the 1995 Purchase Plan. To participate in the 1995 Purchase Plan, an employee must authorize the Company to deduct an amount (not less than 1% nor more than 10% of a participant’s total cash compensation to a maximum of $25,000) from his or her pay during six-month periods (each a Plan Period). The maximum number of shares of Common Stock an employee may purchase in any Plan Period is 6,000 shares subject to certain other limitations. The exercise price for the option for each Plan Period is 85% of the lesser of the market price of the Common Stock on the first or last business day of the Plan Period. If an employee is not a participant on the last day of the Plan Period, such employee is not entitled to exercise his or her option, and the amount of his or her accumulated payroll deductions are refunded. An employee’s rights under the 1995 Purchase Plan terminate upon his or her voluntary withdrawal from the 1995 Purchase Plan at any time or upon termination of employment. In January 2002, the 1995 Purchase Plan was amended to change the Plan periods to avoid automatic purchases of shares of Common Stock from being made during the Company’s regular black-out periods. As of the Record Date, 1,092,808 shares of Common Stock had been purchased under the 1995 Purchase Plan.

     The Company’s 2000 Plan was originally adopted by the Board of Directors and approved by the Company’s stockholders on May 18, 2000. Under the terms of the 2000 Plan, the Company is authorized to make stock awards, provide eligible individuals with the opportunity to purchase stock, grant ISOs and grant NSOs to officers and directors of the Company. The 2000 Plan provides for the issuance of up to 4,000,000 shares, plus, effective on January 1, 2001, on January 1 of each year, a number of shares of Common Stock equal to one-half of one percent (0.5%) of the total number of shares of Common Stock issued and outstanding as of December 31 of the preceding year. Notwithstanding the foregoing, no more than 3,000,000 shares of Common Stock may be issued pursuant to the exercise of incentive stock options granted under the 2000 Plan. Under the 2000 Plan, ISOs must be granted at exercise prices no less than market value at the date of grant, provided however, that if an NSO is expressly granted in lieu of a reasonable amount of salary or cash bonus, the exercise price may be equal to or greater than 85% of the fair market value at the date of such grant. ISOs and NSOs expire ten years from date of grant. All options are exercisable upon vesting. The options typically vest over four years at a rate of 25% of the shares underlying the option one year from date of grant and at a rate of 2.08% monthly thereafter. As of the Record Date, options to purchase an aggregate of 3,554,833 shares of Common Stock were issued and outstanding under the 2000 Plan, of which options for 1,674,561 shares were then exercisable.

Report of Compensation Committee of the Board of Directors about Executive Compensation

     This report is submitted by the Compensation Committee of the Board of Directors, which administered the Company’s executive compensation program during the fiscal year ended December 31, 2002. The Compensation Committee of the Board of Directors is currently comprised of Messrs. Bogan, Compton and White, three non-employee directors of the Company. Pursuant to authority delegated by the Board of Directors, the Compensation Committee is responsible for reviewing and administering the Company’s stock ownership plans and reviewing and approving compensation matters concerning the executive officers of the Company.

     Overview and Philosophy. The Company uses its compensation program to achieve the following objectives:

  To provide compensation that attracts, motivates and retains the best talent and highest caliber executives to serve the Company’s customers and achieve its strategic objectives.

  To align management’s interest with the success of the Company.

  To align management’s interest with stockholders by including long-term equity incentives.

  To increase profitability of the Company and, accordingly, increase stockholder value.

     Compensation under the executive compensation program is comprised of cash compensation in the form of base salary and, in the case of certain executive officers, incentive bonuses and long-term incentive awards in the form of stock option grants. In addition, the compensation program is comprised of various benefits, including medical and insurance plans, the Company’s 401(k) Plan and the 1995 Purchase Plan.

     Base Salary. Compensation levels for each of the Company’s executive officers, including the President and Chief Executive Officer, are generally set within the range of salaries that the Compensation Committee believes are paid to executive officers with comparable qualifications, experience and responsibilities at similar companies. In setting compensation levels, the Compensation Committee takes into account such factors as (i) the scope of the executive officers’ responsibilities, (ii) the Company’s past financial performance and future expectations, (iii) the Company’s long term goals and strategies, (iv) the performance and experience of each individual and (v) past salary levels of each individual and of the officers as a group. The Compensation Committee does not assign relative weights or rankings to these factors, but instead makes a subjective determination based upon the consideration of all of these factors. Generally, salary decisions for the Company’s executive officers are made near the beginning of each calendar year.

     Fiscal 2002 base salaries were determined by the Compensation Committee after considering the base salary level of the executive officers in prior years and taking into account for each executive officer the amount of base salary as a component of total compensation. Base salary, while reviewed annually, is only adjusted as deemed necessary by the Compensation Committee in determining total compensation to each executive officer. Base salary levels for each of the Company’s executive officers, other than the Chief Executive Officer, were also based upon evaluations and recommendations made by the President and Chief Executive Officer.

     Incentive Compensation. The Compensation Committee determined the amount of incentive compensation paid to each of the executive officers in fiscal 2002 based upon a consideration of a number of factors depending upon the classification of the executive officer’s position. Incentive compensation for the Company’s President and Chief Executive Officer and Acting Chief Financial Officer and Controller depended upon whether or not the Company achieved its targeted reported earnings per share. Incentive compensation for sales executives was based upon geographic revenues, expense and channel inventory management and forecasting accuracy. Incentive compensation paid to all other executive officers was based upon operating income generated on all of the Company’s products and services sold to end-customers. In addition, the Compensation Committee considered generally the Company’s performance in an extraordinarily challenging global economic environment in 2002, and the executive officer’s individual performance.

     Stock Options. The Compensation Committee believes that long-term incentive compensation in the form of stock options helps to align the interests of management and stockholders and enables executives to develop a long-term stock ownership in the Company. In addition to an executive’s past performance, the Company’s desire to retain an individual is of paramount importance in the determination of stock option grants.

     When establishing stock option grant levels for executive officers, the Compensation Committee considered the existing levels of stock ownership, previous grants of stock options, vesting schedules of previously granted options and the current stock price. Options granted in fiscal 2002 were granted at an exercise price per share equal to or greater than the fair market value of the Common Stock, as determined by the Compensation Committee. The Compensation Committee reviews option grants to executive officers on an annual basis and considers the level of outstanding options as a factor in its determinations with respect to overall compensation for each of the executive officers. For additional information regarding the grant of options, see the table under the section heading “Option Grants in Last Fiscal Year.”

     Other Benefits. The Company also has various broad-based employee benefit plans. Executive officers participate in these plans on the same terms as eligible, non-executive employees, subject to any legal limits on the amounts that may be contributed or paid to executive officers under these plans. The Company offers a stock purchase plan, under which employees may purchase the Company’s Common Stock at a discount, and a 401(k) plan, which allows employees to invest in a wide array of funds on a pre-tax basis. The Company also maintains insurance and other benefit plans for its employees.

     Chief Executive Officer’s Compensation. In 2002, the Company’s President and Chief Executive Officer, Mark B. Templeton, received salary compensation of $412,333. The increase of Mr. Templeton’s annual salary from $399,000 to $412,333 was based on an assessment of salaries believed by the Board of Directors to be paid to chief executive officers at similar companies, as well as an assessment of Mr. Templeton’s qualifications, performance and expected contributions to the Company’s planned growth during the year. Mr. Templeton was also granted a bonus of $245,864 based upon individual and corporate performance. Factors taken into consideration include Mr. Templeton’s role in leading the Company to solid results in an extremely challenging global economic environment, and Mr. Templeton’s individual performance. In addition, in March and August 2002, Mr. Templeton was granted options to purchase 62,500 and 75,000 shares, respectively, of common stock pursuant to the Company’s standard vesting schedule. The August 2002 grant of options was in recognition of Mr. Templeton’s commitment to strategically guide the growth and profitability of the Company and recruit and hire certain key executives. See “Compensation and Other Information Concerning Directors and Officers — Option Grants in Last Fiscal Year.”

     Tax Deductibility of Executive Compensation. In general, under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), the Company cannot deduct, for federal income tax purposes, compensation in excess of $1,000,000 paid to certain executive officers. This deduction limitation does not apply, however, to compensation that constitutes “qualified performance-based compensation” within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder. The Company has considered the limitations on deductions imposed by Section 162(m) of the Code and it is the Company’s present intention, for so long as it is consistent with its overall compensation objective, to structure executive compensation to minimize application of the deduction limitations of Section 162(m) of the Code.

Respectfully submitted by the Compensation Committee Thomas F. Bogan Kevin R. Compton John W. White

     For more information about our Compensation Committee and its charter, you are invited to access the new Governance section of the Company’s website available at http://www.citrix.com/site/aboutCitrix/governance/.

Compensation Committee Interlocks and Insider Participation

     During 2002, the following persons served as members of the Compensation Committee: Marvin W. Adams, a former director of the Company, and Messrs. Compton, Dow and White. The current members of the Compensation Committee are Messrs. Bogan, Compton and White. No member of the Committee was at any time during the past year an officer or employee of the Company or any of its subsidiaries, was formerly an officer of the Company or any of its subsidiaries, or had any relationship with the Company requiring disclosure herein.

     During the last year, no executive officer of the Company served as (i) a member of the compensation committee (or other committee of the Board of Directors performing equivalent functions or, in the absence of any such committee, the entire Board of Directors) of another entity, one of whose executive officers served on the Compensation Committee of the Company; (ii) a director of another entity, one of whose executive officers served on the Compensation Committee of the Company; or (iii) a member of the compensation committee (or other committee of the Board of Directors performing equivalent functions or, in the absence of any such committee, the entire Board of Directors) of another entity, one of whose executive officers served as a director of the Company.

Compensation of Directors

     Employee-directors do not receive cash compensation for their service as members of the Board of Directors. During 2002, non-employee directors received a fee of $1,500 for each meeting of the Board of Directors that they attended in person, $200 for each meeting of the Board of Directors that they participated in via telephone, and $500 for each meeting of a committee of the Board of Directors that they attended regardless of whether such meeting was in person. Effective January 2003, non-employee directors receive a fee of $1,800 for each meeting of the Board of Directors that they attend in person, $500 for each meeting of the Board of Directors that they participate in via telephone, $800 for each meeting of the Finance Committee, the Compensation Committee and the Nominating and Corporate Governance Committee that they attend regardless of whether such meeting is in person, and $1,500 for each meeting of the Audit Committee that they attend regardless of whether such Audit Committee meeting is in person. In addition, a director receives an annual fee of $5,000 for serving as a chairman of the Audit Committee and $2,500 for serving as a chairman of any other committee of the Board of Directors except for the Finance Committee chairman if the Finance Committee chairman is also chairman of the Audit Committee. Non-employee directors are reimbursed for their reasonable out-of-pocket expenses incurred in attending such meetings.

     Non-employee directors are also eligible for participation in the 1995 Non-Employee Director Stock Option Plan (“Director Option Plan”). The Director Option Plan was originally adopted by the Board of Directors on September 28, 1995, and approved by the Company’s stockholders in October 1995. The Director Option Plan provides for the grant of options to purchase a maximum of 3,600,000 shares of Common Stock (adjusted for stock splits) to non-employee directors of the Company. Pursuant to the Director Option Plan, each non-employee director is eligible to receive an initial grant of an option to purchase 60,000 shares of Common Stock and an annual grant of an option to purchase 20,000 shares of Common Stock on the first business day of the month following the Annual Meeting of Stockholders. The initial grant vests 1/3 after the conclusion of the first year and 1/36 per month over the remaining two years. The annual grant vests in equal monthly increments over a period of one year. The exercise price per share for all options granted under the Director Option Plan will be equal to 100% of the fair market value per share of the Common Stock as of the date of grant. As of the Record Date, 1,108,384 options had been granted under the Director Option Plan, of which options for approximately 878,110 shares were then exercisable. In January 2002, the Company granted to Robert N. Goldman, a director of the Company at that time, an option to purchase 57,376 shares under the 2000 Plan at an exercise price that was above the fair market value on the date of grant which vested in full upon the conclusion of the Annual Meeting of Stockholders in May 2002. Such options were in consideration of past services and reflected a percentage of options that Mr. Goldman previously received and which would have vested one month after Mr. Goldman’s retirement from the Board of Directors in May 2002. Additionally, in recognition of the increased responsibility and work performed during 2002 in connection with new regulatory requirements resulting from the Sarbanes-Oxley Act and the successful recruitment of two independent directors, in November 2002, the Company granted to all directors then in office a one-time option grant to purchase 60,000 shares of Common Stock out of the 2000 Plan at 100% of the fair market value per share on the date of grant vesting monthly over a period of one year.

Certain Business Relationship and Related Transactions

     Roger Roberts, formerly the Chairman of the Board of Directors of the Company until the Annual Meeting of Stockholders on May 16, 2002, also served as an employee pursuant to an employment agreement entered into by Mr. Roberts and the Company on August 1, 2001. The terms of that employment agreement, as amended, provided that Mr. Roberts be employed by the Company from August 1, 2001 to July 31, 2002 at a base salary of $85,000 per year. In July 2002, this agreement was further amended to extend the term until December 31, 2002. Mr. Roberts resigned as an employee of the Company on December 31, 2002. Upon termination of the employment agreement, Mr. Roberts received a one-time payment of $36,600. The Company continues to provide Mr. Roberts with extended health care coverage at Mr. Robert’s expense.

Stock Performance Graph

     The Stock Performance Graph set forth below compares the yearly change in the cumulative total stockholder return on the Company’s Common Stock during the period from December 31, 1997 through December 31, 2002, with the cumulative total return on the Center for Research in Securities Prices Index for the NASDAQ Stock Market National Market Index (“NASDAQ Market Index”), the Standard & Poor’s 500 Stock Index (“S&P 500 Index”) and the Prepackaged Software (SIC Code 7372) Index (“Prepackaged Software Index”). The comparison assumes $100 was invested on December 31, 1996 in the Company’s Common Stock, in the Prepackaged Software Index, the NASDAQ Market Index and the S&P 500 Index and assumes reinvestment of dividends, if any.

	1997	1998	1999	2000	2001	2002

CITRIX SYSTEMS, INC	100.00	191.48	485.28	177.54	178.81	97.21
SIC CODE INDEX	100.00	168.03	314.12	171.65	151.57	103.86
NASDAQ MARKET INDEX	100.00	141.04	248.76	156.35	124.64	86.94
S&P 500 INDEX (1)	100.00	128.58	155.64	141.46	124.65	97.10

(1)   On December 21, 2000, the Company was included in the S&P 500 Index.

     The stock price performance shown on the graph above is not necessarily indicative of future price performance. Information used in the graph was obtained from Media General Financial Services, Inc., a source believed to be reliable, but the Company is not responsible for any errors or omissions in such information.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company’s directors, executive officers and holders of more than 10% of the Company’s Common Stock (collectively, “Reporting Persons”) to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock of the Company. Such persons are required by regulations of the SEC to furnish the Company with copies of all such filings. Based on its review of the copies of such filings received by it with respect to the fiscal year ended December 31, 2002 and written representations from certain Reporting Persons, the Company believes that all Section 16(a) filing requirements were complied with during the fiscal year ended December 31, 2002, except for the following: Kate Hutchison timely filed a Form 3 that included a grant that was required to be reported within the two business day deadline on a Form 4, and Kenneth Lonchar, a former director of the Company, timely filed a Form 3 that included a grant which should have been reported on a Form 4.

PROPOSAL 2
STOCKHOLDER PROPOSAL

     The Massachusetts Laborers’ Pension Fund, located at 14 New England Executive Park, Suite 200, P.O. Box 4000, Burlington, MA 01803, is the beneficial owner of approximately 1,400 shares of the Company’s Common Stock, and has notified the Company that it intends to submit the following resolution for consideration at the Meeting:

Resolved, that the shareholders of Citrix Systems, Inc. (“Company”) hereby request that the Company’s Board of Directors establish a policy of expensing in the Company’s annual income statement the costs of all future stock options issued by the Company.

Statement of Support: Current accounting rules give companies the choice of reporting stock option expenses annually in the company income statement or as a footnote in the annual report (See: Financial Accounting Standards Board Statement 123). Most companies, including yours, report the cost of stock options as a footnote in the annual report, rather than include the option costs in determining operating income. We believe that expensing stock options would more accurately reflect a company’s operational earnings.

Stock options are an important component of our Company’s executive compensation program. Options have replaced salary and bonuses as the most significant element of executive pay packages at numerous companies. The lack of option expensing can promote excessive use of options in a company’s compensation plans, obscure and understate the cost of executive compensation and promote the pursuit of corporate strategies designed to promote short-term stock price rather than long-term corporate value.

A recent report issued by Standard & Poor’s indicated that the expensing of stock option grant costs would have lowered operational earnings at companies by as much as 10%. “The failure to expense stock option grants has introduced a significant distortion in reported earnings,” stated Federal Reserve Board Chairman Alan Greenspan. “Reporting stock options as expenses is a sensible and positive step toward a clearer and more precise accounting of a company’s worth.” Globe and Mail, “Expensing Options Is a Bandwagon Worth Joining,” Aug. 16, 2002.

Warren Buffet wrote in a New York Times Op-Ed piece on July 24, 2002:

There is a crisis of confidence today about corporate earnings reports and the credibility of chief executives. And it’s justified.

For many years, I’ve had little confidence in the earnings numbers reported by most corporations. I’m not talking about Enron and WorldCom — examples of outright crookedness. Rather, I am referring to the legal, but improper, accounting methods used by chief executives to inflate reported earnings . . .

Options are a huge cost for many corporations and a huge benefit to executives. No wonder, then, that they have fought ferociously to avoid making a charge against their earnings. Without blushing, almost all C.E.O.’s have told their shareholders that options are cost-free . . .

When a company gives something of value to its employees in return for their services, it is clearly a compensation expense. And if expenses don’t belong in the earnings statement, where in the world do they belong?

     Many companies have responded to investors’ concerns about their failure to expense stock options. In recent months, more than 100 companies, including such prominent ones as Coca Cola, Washington Post, and General Electric, have decided to expense stock options in order to provide their shareholders more accurate financial statements. Your Company has yet to act. We urge your support.

Citrix Position

     Citrix has the utmost respect for the interests of its stockholders, in addition to the perspectives of Alan Greenspan and Warren Buffet, and recognizes that options have been the subject of abuse at some companies. At the same time, Citrix also recognizes that there is a divergence of opinion on this issue, and that other industry leaders and associations have taken differing views. As a result, we take many views into account when assessing what we believe is best for our stockholders, the health of the business, and the industry overall. After substantial consideration of this issue, the Board respectfully submits to the stockholders the following response to the proposal.

Board of Directors’ Response

     The Board of Directors has carefully considered the changes suggested in the proposal submitted by the Massachusetts Laborers’ Pension Fund. At this time, the Board of Directors does not believe that it is in the best interests of the Company’s stockholders to record stock option expense in the Company’s income statement. We believe that the Company should retain its current accounting policy with respect to stock options and await consensus and clarity on whether, and if so how, to expense stock options. The Company’s existing accounting practice provides all information necessary for stockholders to evaluate the actual impact of stock options, and the Company’s current disclosures present the most accurate picture of the Company’s operational earnings.

We believe that altering existing accounting practices before this accounting treatment is mandated, standardized or widely adopted would be premature.

     There is considerable ongoing debate regarding accounting for stock options. The Financial Accounting Standards Board, the International Accounting Standards Board and certain regulatory bodies, such as the SEC, may well resolve this debate in the near future. We believe that it would be harmful to the Company’s stockholders to change accounting practices until this issue is specifically and unambiguously resolved. We believe that if the Company were to decide to expense stock options before this accounting treatment is standardized or widely adopted, investors would have difficulty evaluating the Company’s performance relative to other companies who do not elect this accounting treatment. If the current debate results in new accounting rules that require the expensing of stock options, the Company will, of course, comply.

We believe that adopting the proposal would result in overstatement of the impact of options in the calculation of diluted earnings per share.

     The Company currently accounts for its stock-based compensation costs in accordance with Generally Accepted Accounting Principles, and it already reflects the impact of stock options in its calculation of diluted earnings per share (“EPS”). The exercise of stock options has resulted in actual dilution that over the five-year period ending December 31, 2002 averaged 3.5% of outstanding shares each year. Accordingly, the actual dilutive impact of stock option exercises is accurately reflected in the increased shares used to calculate basic and diluted EPS. We believe it is inappropriate to record compensation expense in addition to the increase in the share count.

We believe that, in many respects, the use of stock options positively serves the Company rather than representing an expense.

     While the exercise of stock options will have a dilutive impact on basic EPS, they do not actually diminish the Company’s overall earnings. In fact, the exercise of stock options can provide the Company with tax benefits and generate positive cash flows. Furthermore, we believe that any dilutive impact on EPS can be predominantly offset through appropriate dilution management practices. For instance, in the same five-year period mentioned above, the Company managed dilution by repurchasing outstanding shares almost exclusively with funds generated by proceeds from stock option exercises, related tax benefits and prudent trading practices — rather than with funds generated from net income. During this five-year period, even though the Company granted approximately 69 million stock options, the Company’s cash and investments, net of debt, increased by approximately $157 million. We believe it would be confusing to investors to report net losses generated by the expensing of stock options while at the same time reporting an increase in cash and investments during the same period. Accordingly, we believe that stock options should not be considered an expense to the Company.

We believe that expensing stock options would not further the goal of providing investors with the most accurate possible presentation of the Company’s operational earnings.

     The Board of Directors recognizes that comprehensive disclosure regarding stock option activity is imperative to investors and the Company already provides such disclosure. In its Form 10-K, the Company historically has disclosed the pro forma effect on its income statement of recognizing the “fair value” of options as determined by using the Black-Scholes model. However, we believe that application of this model to reflect expense on the income statement would result in a distortion of the Company’s financial performance, as illustrated by comparing the value of stock option expense to current fair value. For example, in 2000, the Company granted 12.7 million options that would have resulted in pre-tax charges to earnings of approximately $355 million over the subsequent four-year period. At December 31, 2002, the fair value of these same options had declined over 90% to approximately $30 million. For this reason, we believe that attempts to value and expense employee stock options would result in a distorted view of the information presented in the Company’s income statement.

We believe that adopting the proposal would make it more difficult for the Company’s stockholders and potential investors to compare its income statement to that of other companies.

     We believe there are serious shortcomings in the methodologies, like the Black-Scholes model, that companies can use to value employee stock options. No single methodology is currently mandated for computing fair value. Specifically, the Black-Scholes model requires the use of subjective assumptions, including assumptions relating to expected stock price volatility, risk-free interest rate and expected life of an option. Depending upon the subjective assumptions used to calculate fair value, similar companies using the same fair value method could potentially compute compensation expense for the same options differently. This could lead to confusion among investors with regard to the current and future earnings capability of a company, which is the foundation for valuing a company as an entity. Moreover, current valuation methodologies could create substantial earnings volatility with little regard to the actual gain or loss realized by the option holders.

We believe the Company’s voluntary additional disclosure will provide comprehensive information regarding its equity compensation practices.

     As part of the Company’s commitment to continuously improve its financial transparency, it is one of 33 public companies that have voluntarily agreed to provide investors with additional information about stock options under the American Electronics Association and Technology Network guidelines. These disclosures, which are being included in the Company’s quarterly and annual filings with the SEC, will provide investors with significantly more information about stock options and their dilutive impact. Furthermore, this information will be readily accessible to investors in a separate section of the Company’s filings with the SEC. We believe this additional disclosure will provide greater transparency to investors with respect to the Company’s equity compensation practices.

     The Board of Directors shares the desire to have transparent and accurate accounting policies implemented in a prudent manner, with full and complete information as it pertains to this issue. We believe that the Company’s current accounting practice accomplishes this objective providing investors with the information necessary to make sound judgments as to the impact of stock options on the Company’s financial results. We do not believe that stockholders are best served by the adoption of a practice that may not become widely used, that will depress the Company’s earnings relative to those of its competitors and peers, and that would create inconsistency in the industry and make meaningful financial comparisons between companies more difficult.

FOR THESE REASONS, WE RESPECTFULLY URGE YOU TO VOTE “AGAINST” THIS PROPOSAL.

OTHER MATTERS

     The Board of Directors knows of no other matters to be brought before the Meeting. If any other matters are properly brought before the Meeting, the persons appointed in the accompanying proxy intend to vote the shares represented thereby in accordance with their best judgment on such matters, under applicable laws.

STOCKHOLDER PROPOSALS

     Proposals of stockholders intended for inclusion in the proxy statement to be furnished to all stockholders entitled to vote at the 2004 Annual Meeting of Stockholders of the Company, pursuant to Rule 14a-8 promulgated under the Exchange Act by the SEC, must be received at the Company’s principal executive offices not later than December 5, 2003. Under the Company’s By-Laws, stockholders who wish to make a proposal at the 2004 Annual Meeting — other than one that will be included in the Company’s proxy statement — must notify the Company between November 6, 2003 and December 5, 2003. If a stockholder who wishes to present a proposal fails to notify the Company by December 5, 2003 and such proposal is brought before the 2004 Annual Meeting, then under the SEC’s proxy rules, the proxies solicited by management with respect to the 2004 Annual Meeting will confer discretionary voting authority with respect to the stockholder’s proposal on the persons selected by management to vote the proxies. If a stockholder makes a timely notification, the proxies may still exercise discretionary voting authority under circumstances consistent with the SEC’s proxy rules. In order to curtail controversy as to the date on which a proposal was received by the Company, it is suggested that proponents submit their proposals by Certified Mail, Return Receipt Requested to Citrix Systems, Inc., 851 West Cypress Creek Road, Fort Lauderdale, FL 33309, Attention: Secretary.

INDEPENDENT AUDITORS

     The Board of Directors has retained the firm of Ernst & Young LLP (“Ernst & Young”), independent certified public accountants, to serve as independent auditors for the fiscal year ending December 31, 2003. Ernst & Young has served as the Company’s independent certified public accountants since 1989. It is expected that a member of Ernst & Young will be present at the Meeting with the opportunity to make a statement if so desired and will be available to respond to appropriate questions.

Fees

     The following sets forth the aggregate fees billed by Ernst & Young to the Company during the fiscal year ended December 31, 2002 and December 31, 2001:

Audit Fees

     Fees for audit services were approximately $1,776,000 for 2002 and $1,402,000 for 2001, including fees associated with the annual audit, the reviews of the Company’s quarterly reports on Form 10-Q, statutory audits required internationally, fees related to filings with the Securities and Exchange Commission (“SEC”) and accounting consultations.

Audit-Related Fees

     Fees for audit-related services were approximately $450,000 for 2002 and $468,000 for 2001, principally including due diligence in connection with acquisitions, audits of employee benefit plans and services related to analysis of customer compliance with user license terms. Although certain audit-related fees are not expected to recur in 2003, the Company currently expects overall audit and audit-related fees to increase in 2003 due to the compliance requirements of the Sarbanes-Oxley Act and related work.

Tax Fees

     Fees for tax services were approximately $2,272,000 for 2002 and $1,765,000 for 2001, relating to compliance fees for preparation of the U.S. federal tax returns and tax returns in each overseas country in which we do business, various state and local tax returns, assistance with tax planning strategies and tax examination assistance. The 2002 tax fees included assistance with tax planning required due to increased operations in the Company’s locations within the Asia-Pacific region and to a lesser extent, certain European locations. The Company currently expects that tax fees will decrease for 2003, but the services required by the Company will vary based on the impact of overseas expansion, potential changes to tax laws and the level of examination activity by taxing authorities.

All Other Fees

     Fees for all other services not included above were approximately $1,216,000 for 2002 and $548,000 for 2001, principally including internal audit outsourcing services that were previously permitted under the SEC’s auditor independence rules. In order to comply with the SEC’s new auditor independence rules, the Company ended its relationship with Ernst & Young for the internal audit function effective December 31, 2002. Additionally, the “all other fees” category for 2002 included advisory services related to the Company’s corporate headquarter facilities lease agreement.

     The Audit Committee of the Board of Directors has implemented procedures to ensure all audit and permitted non-audit services provided after January 1, 2003 are pre-approved by the Audit Committee. Specifically, the Audit Committee pre-approved the use of Ernst & Young for certain categories of non-audit services for 2003 and retained authority to approve other services on a case-by-case basis. All non-audit services provided in 2002 were reviewed with the Audit Committee, which concluded that the provision of such services by Ernst & Young was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The Audit Committee has discussed these matters with Ernst & Young and the Company’s management and will monitor the Company’s compliance with any new restrictions as they are put in place to continue to ensure that the services provided by its independent accountants are compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

EXPENSES AND SOLICITATION

     The cost of solicitation of proxies will be borne by the Company and, in addition to soliciting stockholders by mail through its regular employees, the Company may request banks, brokers and other custodians, nominees and fiduciaries to solicit their customers who have stock of the Company registered in the names of a nominee and, if so, will reimburse such banks, brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket costs. Solicitation by officers and employees of the Company may also be made of some stockholders in person or by mail, telephone or telegraph following the original solicitation. The Company has retained Georgeson Shareholder Communications, Inc., a proxy solicitation firm, to assist in the solicitation of proxies for a fee of approximately $10,000 plus reimbursement of expenses. The Company will bear all reasonable solicitation fees and expenses if such a proxy solicitation firm is retained.

ANNEX A
Audit Committee Charter

A.    PURPOSE AND SCOPE

      The primary function of the Audit Committee (the “Committee”) is to (a) assist the Board of Directors in fulfilling its responsibilities by reviewing: (i) the financial reports provided by Citrix Systems, Inc. (the “Corporation”) to the Securities and Exchange Commission (“SEC”), the Corporation’s shareholders or to the general public, and (ii) the Corporation’s internal financial and accounting controls, (b) oversee the engagement of and work performed by any independent public accountants and (c) recommend, establish and monitor procedures designed to improve the quality and reliability of the disclosure of the Corporation’s financial condition and results of operations.

B.    COMPOSITION

     The Committee shall be comprised of a minimum of three directors as appointed by the Board of Directors, who shall meet the independence and audit committee composition requirements promulgated by the SEC, the National Association of Securities Dealers, any exchange upon which securities of the Company are traded, or any governmental or regulatory body exercising authority over the Company (each a “Regulatory Body” and collectively, the “Regulatory Bodies”), as in effect from time to time, and each member of the Committee shall be free from any relationship that, in the opinion of the Board of Directors, would interfere with the exercise of his or her independent judgment as a member of the Committee.

      All members of the Committee shall be able to read and understand fundamental financial statements, including a balance sheet, cash flow statement and income statement. At least one member of the Committee shall have employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background which results in the individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities. Further, no later than the earliest time required by any Regulatory Body, at least one member of the Committee shall qualify as a “financial expert” (as such term will be defined by SEC rulemaking).

      To the extent permitted by the Regulatory Bodies, the Board may appoint one member (other than the Chairman of the Committee) who does not meet the independence requirements set forth above and who is not a current employee of the Corporation or an immediate family member of such employee if the Board, under exceptional and limited circumstances, determines that membership on the Committee by the individual is required in the best interests of the Corporation and its shareholders. The Board shall disclose in the next proxy statement after such determination the nature of the relationship and the reasons for the determination.

      The members of the Committee shall be elected by the Board of Directors at the meeting of the Board of Directors following each annual meeting of stockholders and shall serve until their successors shall be duly elected and qualified or until their earlier resignation or removal. Unless a Chair is elected by the full Board of Directors, the members of the Committee may designate a Chair by majority vote of the full Committee membership.

C.    RESPONSIBILITIES AND DUTIES

     To fulfill its responsibilities and duties the Committee shall:

Document Review

1	.	Review and assess the adequacy of this Charter periodically as conditions dictate, but at least annually (and update this Charter if and when appropriate).
2	.	Review with representatives of management and representatives of the independent accounting firm the Corporation’s audited annual financial statements prior to their filing as part of the Annual Report on Form 10-K. After such review and discussion, the Committee shall recommend to the Board of Directors whether such audited financial statements should be published in the

Corporation’s Annual Report on Form 10-K. The Committee shall also review the Corporation’s quarterly financial statements prior to their inclusion in the Corporation’s quarterly SEC filings on Form 10-Q.

3	.	Take steps designed to insure that the independent accounting firm reviews the Corporation’s interim financial statements prior to their inclusion in the Corporation’s quarterly reports on Form 10-Q.

Independent Accounting Firm

4	.	The Committee shall be directly responsible for the selection, compensation and oversight of any independent accounting firms engaged by the Corporation for the purpose of preparing or issuing an audit report or related work. The Committee shall have the ultimate authority and responsibility to select, evaluate and, when warranted, replace such independent accounting firm (or to recommend such replacement for shareholder approval in any proxy statement).

5	.	Resolve any disagreements between management and the independent accounting firm as to financial reporting matters.
6	.	Instruct the independent accounting firm that it should report directly to the Committee on matters pertaining to the work performed during its engagement and on matters required by applicable Regulatory Body rules and regulations.

7	.	On an annual basis, receive from the independent accounting firm a formal written statement identifying all relationships between the independent accounting firm and the Corporation consistent with Independence Standards Board (“ISB”) Standard 1. The Committee shall actively engage in a dialogue with the independent accounting firm as to any disclosed relationships or services that may impact its independence. The Committee shall take appropriate action to oversee the independence of the independent accounting firm.

8	.	On an annual basis, discuss with representatives of the independent accounting firm the matters required to be discussed by Statement on Auditing Standards (“SAS”) 61, as it may be modified or supplemented.

9	.	Meet with the independent accounting firm prior to the audit to review the planning and staffing of the audit and consider whether or not to approve the auditing services proposed to be provided.
10	.	Evaluate the performance of the independent accounting firm and consider the discharge of the independent accounting firm when circumstances warrant. The independent accounting firm shall be ultimately accountable to the Board of Directors and the Committee.

11	.	Consider in advance whether or not to approve any non-audit services to be performed by the independent accounting firm required to be approved by the Committee pursuant to the rules and regulations of any applicable Regulatory Body.

Financial Reporting Processes

12	.	In consultation with the independent accounting firm and management, review annually the adequacy of the Corporation’s internal financial and accounting controls.
13	.	Require the Corporation’s chief executive officer and chief financial officer to submit prior to the filing of the Form 10-K or a Form 10-Q, a report dated no earlier than 10 days prior to the date of filing of the Form 10-K or Form 10-Q to the Committee evaluating the design and operation of Corporation’s internal financial and accounting controls, and disclosing (a) any significant deficiencies discovered in the design and operation of the internal controls which could adversely affect the Corporation’s ability to record, process, summarize, and report financial data; and (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Corporation’s internal controls. The Committee shall direct the actions to be taken and/or make recommendations to the Board of Directors of actions to be taken to the extent such report indicates the finding of any significant deficiencies in internal controls or fraud.
14	.	Regularly review the Company’s critical accounting policies and accounting estimates resulting from the application of these policies and inquire at least annually of both the Corporation’s internal auditors and the independent accounting firm as to whether either has any concerns relative to the quality or aggressiveness of management’s accounting policies.

Compliance

15	.	To the extent deemed necessary by the Committee, it shall have the authority to engage outside counsel, independent accounting consultants and/or other experts at the Corporation’s expense to review any matter under its responsibility.

16	.	Establish procedures for (a) the receipt, retention, and treatment of complaints received by the Corporation regarding accounting, internal accounting controls, or auditing matters; and (b) the confidential, anonymous submission by employees of the Corporation of concerns regarding questionable accounting or auditing matters.

17	.	Investigate any allegations that any officer or director of the Corporation, or any other person acting under the direction of any such person, took any action to fraudulently influence, coerce, manipulate, or mislead any independent public or certified accountant engaged in the performance of an audit of the financial statements of the Corporation for the purpose of rendering such financial statements materially misleading and, if such allegations prove to be correct, take or recommend to the Board of Directors appropriate disciplinary action.

Reporting

18	.	Prepare, in accordance with the rules of the SEC as modified or supplemented from time to time, a written report of the audit committee to be included in the Corporation’s annual proxy statement for each annual meeting of stockholders.

19	.	Instruct the Corporation’s management to disclose in its Form 10-K and Form 10-Q’s the approval by the Committee of any non-audit services performed by the independent accounting firm, and review the substance of any such disclosure.

     While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Corporation’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles.

     Date Approved by the Board of Directors of the Company: September 12, 2002

PROXY

CITRIX SYSTEMS, INC.

Proxy for Annual Meeting of Stockholders
May 15, 2003

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Citrix Systems, Inc., a Delaware corporation (the "Corporation"), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 4, 2003, and hereby appoints Mark B. Templeton and David Urbani, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of the Corporation to be held at the Westin Fort Lauderdale Hotel, 400 Corporate Drive, Fort Lauderdale, Florida 33334 on May 15, 2003 at 2:00 p.m., local time, and at any adjournments or postponements thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.

THESE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED "FOR" THE ELECTION OF DIRECTORS AND "AGAINST" THE PROPOSAL IN ITEM 2.

Address Changes/Comments: _______________________________________________________________________________________________
_________________________________________________________________________________________________________________________

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

CITRIX SYSTEMS, INC. C/O EQUISERVE P.O. BOX 43068 PROVIDENCE, RI 02940

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site. You will be prompted to enter your 12-digit Control Number which is located below to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call. You will be prompted to enter your 12-digit Control Number which is located below and then follow the simple instructions the Vote Voice provides you.

VOTE BY MAIL
Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Citrix Systems, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

Do not return your Proxy Card if you are voting by Telephone or Internet

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	CITRIX	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
CITRIX SYSTEMS, INC.
Vote On Directors
1.	To elect three members to the Board of Directors to serve
for three year terms as Class II Directors:
The Board of Directors recommends a vote FOR all
Nominees:
(01)  Thomas F. Bogan, (02) Gary E. Morin, (03) John W. White
	For All [ ]	Withhold All [ ]	For All Except [ ]	To withhold authority to vote, mark "For All Except" and write the nominee's number on the line below.

Vote On Proposal		For	Against	Abstain	(This proxy should be marked, dated and signed by the stockholder(s) exactly as his or her name(s) appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.
2.	Stockholder Proposal	[ ]	[ ]	[ ]
The Board of Directors recommends a vote AGAINST proposal 2
	For address changes/comments, please check this box and write them on the back where indicated	Yes	No	[ ]
	Please indicate if you plan to attend this meeting	[ ]	[ ]
	HOUSEHOLDING ELECTION - Please indicate if you consent to receive certain future investor communications in a single package per household	[ ]	[ ]

Signature [PLEASE SIGN WITHIN BOX] Date	Signature (Joint Owners) Date